                            ASSET PURCHASE AGREEMENT


                                  dated as of


                                August 15, 1996


                                 by and between


                     BRIGHTVIEW COMMUNICATIONS GROUP, INC.

                                      and

                          PETERSEN PUBLISHING COMPANY


                               TABLE OF CONTENTS

                                                                       Page

                                   ARTICLE I
                   SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                             AND RELATED TRANSACTIONS .................   1
1.1   Purchase and Sale of Assets......................................   1
1.2   Assumed Liabilities and Excluded Liabilities.....................   6
1.3   Amount Payable at Closing........................................   7
1.4   Allocation of Purchase Price.....................................   8
1.5   Determination of Working Capital as of the
      Closing..........................................................   8
1.6   Deposit..........................................................  10

                                  ARTICLE II
                                    CLOSING............................  10

2.1   Closing Date.....................................................  10
2.2   Items to be Delivered at the Closing By Seller...................  10
2.3   Items to be Delivered at the Closing by Buyer....................  11

                                  ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF SELLER.........................  12

3.1   Organization and Related Matters.................................  12
3.2   Financial Statements; No Other Liabilities.......................  12
3.3   Inventories......................................................  13
3.4   Notes and Accounts Receivable....................................  13
3.5   Taxes............................................................  13
3.6   Material Contracts...............................................  14
3.7   Absence of Certain Developments..................................  14
3.8   Title; Condition of Assets.......................................  15
3.9   Leases...........................................................  15
3.10  Intangible Property..............................................  16
3.11  Authorization; No Conflicts......................................  16
3.12  Legal Proceedings and Certain Labor Matters......................  17
3.13  Insurance........................................................  18
3.14  Permits..........................................................  18
3.15  Compliance with Law; Environmental Compliance....................  18
3.16  Employee Benefits................................................  18

3.17  Bank Accounts, Powers, etc.......................................  19
3.18  No Brokers or Finders............................................  20
3.19  Circulation......................................................  20
3.20  Employees........................................................  20
3.21  Barter...........................................................  20
3.22  Affiliate Transactions...........................................  20
3.23  Customer, Advertiser, Subscriber and Mailing
      Lists............................................................  20
3.24  Closing Date.....................................................  21
3.25  Health and Welfare Plans.........................................  21

                                   ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF BUYER..........................  21

4.1   Organization and Related Matters.................................  21
4.2   Authorization; No Conflicts......................................  21
4.3   No Brokers or Finders............................................  22
4.4   Legal Proceedings................................................  22
4.5   WARN Act.........................................................  22
4.6   Disclaimer of Representations and Warranties.....................  22

                                   ARTICLE V
                  COVENANTS WITH RESPECT TO CONDUCT OF SELLER
                                 PRIOR TO CLOSING......................  23

5.1   Access...........................................................   23
5.2   Conduct of Business..............................................   23
5.3   Permits and Approvals............................................   24
5.4   Government Filings...............................................   25
5.5   Sales and Transfer Taxes.........................................   25
5.6   Insurance Policies...............................................   26

                                   ARTICLE VI
                          ADDITIONAL CONTINUING COVENANTS..............  26

6.1   Seller's Post-Closing Access.....................................  26
6.2   Rights to Petersen Intangible Property...........................  26
6.3   WARN Act.........................................................  27
6.4   Affiliate Agreements.............................................  27
6.5   Directorship.....................................................  27
6.6   Barter Bank......................................................  27
6.7   Certain Employee Matters.........................................  27
6.8   Hart-Scott-Rodino Act Filings....................................  29


6.9   Further Transfers; Transition Assistance;
      Accounts Receivables.............................................  30
6.10  Exclusivity......................................................  31
6.11  Covenant Not to Compete or Solicit...............................  31
6.12  Covenant Relating to Leases......................................  32

                                  ARTICLE VII
                           GENERAL CONDITIONS OF PURCHASE..............  33

7.1   No Orders; Legal Proceedings.....................................  33
7.2   Approvals........................................................  33

                                 ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER..............  33

8.1   Representations and Warranties and Covenants of
      Seller...........................................................  33
8.2   No Material Adverse Change.......................................  34
8.3   Receipt of Closing Deliveries and Releases of
      Encumbrances.....................................................  34
8.4   Third Party Consents.............................................  34
8.5   Amendment and Restatement of Leases..............................  34
8.6   Delivery of Opinion of Seller's Counsel..........................  35
8.7   Petersen License; Change of Seller's Name........................  35

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATIONS OF SELLER............  35

9.1   Representations and Warranties and Covenants of
      Buyer............................................................  35
9.2   Employment of Petersen...........................................  35
9.3   Delivery of Opinion of Buyer's Counsel...........................  35
9.4   Receipt of Closing Deliveries and Release of
      Encumbrances.....................................................  35

                                   ARTICLE X
                     TERMINATION OF OBLIGATIONS; SURVIVAL..............  36

10.1  Termination of Agreement.........................................  36
10.2  Effect of Termination............................................  36
10.3  Limited Survival of Representations and
      Warranties.......................................................  37

10.4  Effect of Closing Over Known Unsatisfied
      Conditions or Breached Covenants.................................  37
10.5  Notice of Breach of Representations or
      Warranties.......................................................  37

                                  ARTICLE XI
                                INDEMNIFICATION........................  38

11.1  Obligations of Seller............................................  38
11.2  Obligations of Buyer.............................................  38
11.3  Procedure........................................................  38
11.4  Mitigation; Limitations on Indemnification.......................  39
11.5  Remedies Exclusive...............................................  40

                                  ARTICLE XII
                           TAX MATTERS AND INSURANCE...................  41

12.1  Tax Returns; Audits..............................................  41
12.2  Wage Reporting...................................................  41
12.3  Insurance Matters................................................  42

                                 ARTICLE XIII
                           PUBLICITY/CONFIDENTIALITY...................  43

13.1  Publicity and Reports............................................  43
13.2  Confidentiality..................................................  43

                                  ARTICLE XIV
                                  DEFINITIONS..........................  44

14.1  General Provisions...............................................  44
14.2  Specific Provisions..............................................  45

                                  ARTICLE XV
                                    GENERAL............................  51

15.1  Amendments; Waivers..............................................  51
15.2  Exhibits and Schedules; Integration..............................  51
15.3  Best Efforts.....................................................  52
15.4  Governing Law....................................................  52
15.5  No Assignment....................................................  52
15.6  Headings.........................................................  52
15.7  Counterparts.....................................................  52

15.8   Parties in Interest.............................................  52
15.9   Notices.........................................................  52
15.10  Expenses........................................................  54
15.11  Attorneys' Fees.................................................  54
15.12  Representation By Counsel; Interpretation.......................  54
15.13  Severability....................................................  54
15.14  Dispute Resolution; Agreement to Arbitrate......................  54

                                    EXHIBITS

A - Reconciliation Statement

B - Bill of Sale and Assignment

C - Lease Assignment and Assumption Agreement

D - Copyright Assignment

E - Trademark Assignment

F - Assumption Agreement

G - Form of License Agreement

H - 1.    Form of O'Melveny & Myers Opinion

    2.    Form of Opinion of Robert Gottlieb, Esq.

I - Form of Kirkland & Ellis Opinion

J - Form of Employment Agreement

K - Special Power of Attorney

L - Company Plan Assumption Agreement

                                   SCHEDULES

Disclosure Schedule

Schedule 1.1(a)(i)      -     Real Property Leases

Schedule 1.1(a)(iii)    -     Motor Vehicles

Schedule 1.1(a)(xiv)    -     Information Services Systems and Software

Schedule 1.1(a)(xix)    -     Publications Constituting Purchased Assets

Schedule 1.1(b)(xi)     -     Amounts Due From Petersen or Any of Petersen's
                              Affiliates

Schedule 1.1(b)(xvi)    -     Awards and Mementos

Schedule 1.1(b)(xvii)   -     Works of Art and Antiques

Schedule 1.4            -     Fair Market Value of the Purchased Assets

Schedule 3.1(a)         -     Qualifications And Good Standing

Schedule 3.2(a)         -     Accounting Principles

Schedule 3.2(b)         -     Debts, Liabilities and Obligations

Schedule 3.5            -     Tax Matters

Schedule 3.6            -     Material Contracts

Schedule 3.7            -     Certain Development Since June 30, 1996

Schedule 3.10(a)        -     Intangible Property

Schedule 3.10(b)        -     Absence of Right to Use and Assign
                              Intangible Property

Schedule 3.11           -     Seller's Approvals and Permits


Schedule 3.12         -       Legal Proceedings and Certain Labor
                              Matters

Schedule 3.13         -       Insurance

Schedule 3.16(a)      -       Employer Benefits

Schedule 3.16(b)      -       Employer Benefits Compliance

Schedule 3.17         -       Bank Accounts

Schedule 3.19         -       Circulation

Schedule 3.21         -       Barter

Schedule 4.2          -       Buyer's Approvals and Permits

Schedule 6.4(a)       -       Affiliate Agreements that Terminate
                              at Closing

Schedule 6.4(b)       -       Affiliate Agreements that Remain in
                              Effect Post-Closing

Schedule 6.7(c)       -       Employees Entitled to Severance
                              Upon Termination

Schedule 6.12         -       Form of Chicago Lease

Schedule 14.2(a)      -       Material Facilities Leases

                           ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT dated as of August 15, 1996 by and between BRIGHTVIEW COMMUNICATIONS GROUP, INC., a Delaware corporation ("Buyer"), and PETERSEN PUBLISHING COMPANY, a California corporation ("Seller").

                              W I T N E S S E T H

     WHEREAS, Seller owns all of the assets used in connection with its publishing business (as further defined in Section 14.2 below, the "Business");

     WHEREAS, Seller desires to sell, and Buyer desires to buy, the Purchased Assets (as defined in Section 1.1(a) below) on the terms and conditions hereinafter set forth;

     WHEREAS, Seller desires to convey, and Buyer desires to assume, the Assumed Liabilities (as defined in Section 1.2 below) on the terms and conditions hereinafter set forth;

     WHEREAS, Seller has invited Buyer to perform, and Buyer has performed, all necessary due diligence and business investigations with respect to Seller, the Purchased Assets and the Assumed Liabilities, with the intention that Buyer form its own conclusions regarding the condition and value of the business, property, liabilities, contracts and related matters of Seller pursuant to the parties' express intention that the sale of the Purchased Assets and the transfer of the Assumed Liabilities be without representation or warranty by Seller, express or implied, except as specifically set forth herein;

     WHEREAS, The R.E. & M.M. Petersen Living Trust (the "Petersen Trust") currently owns all of the outstanding capital stock of Seller; and

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:

                                   ARTICLE I
                   SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                           AND RELATED TRANSACTIONS

          1.1  Purchase and Sale of Assets.

          (a) Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the assets, properties, rights and contracts owned by Seller free and clear of all Encumbrances and restrictions of whatever nature, other than Permitted Encumbrances and other than Encumbrances to the extent arising from or securing Assumed Liabilities (the "Purchased Assets"), except the assets specifically identified in Section 1.1(b) (the "Excluded Assets"). The Purchased Assets shall include, without limitation, the following:

               (i) All leasehold interests in real property held by Seller and used primarily in connection with the Business, including those set forth as listed on Schedule 1.1(a)(i).

               (ii) All fixtures and improvements attached to any leasehold interest used primarily in connection with the Business.

               (iii) All machinery, apparatus, furniture, materials, supplies and other equipment of every type owned or leased by Seller and used primarily in connection with the Business, and those motor vehicles set forth on Schedule 1.1(a)(iii).

               (iv) All of Seller's accounts receivable arising from the conduct of the Business as of the date hereof ("Accounts Receivable"), together with any additions thereto received or generated by Seller, and subject to any reductions therefrom incurred by Seller, in operating the Business in the ordinary course after the date hereof through the Closing Date.

               (v) All inventory of goods, including all editorial material, manuscripts, notes and drafts, merchandise, office supplies, paper and other raw materials, work in progress and finished products held for sale (the "Inventory") and other tangible personal property, including all trade fixtures, computers and related software, tooling, molds, dies and furniture, used primarily in connection with the Business as of the date hereof, together with any additions thereto received or generated by Seller, and subject to any reductions therefrom incurred by Seller, in operating the Business in the ordinary course after the date hereof through the Closing Date.

               (vi) Except as set forth in Section 1.1(b), all of Seller's rights and interests arising under or in connection with any Contracts to which Seller is a party and which relate primarily to the Business.

               (vii) Except as set forth in Section 1.1(b)(xx) below, all assets and licenses owned by, and other rights and interests of, Seller in connection with the production, promotion or distribution of any television programs, radio programs and other media programming, if any, including, without limitation, "Motor Trend TV," "Hot Rod Magazine TV," and "Guns & Ammo Presents: 'The American Shooter.'"

               (viii) All rights and interests to any Internet site that is maintained by Seller as of the date hereof and that relates to the Business.

               (ix) All of Seller's rights to organize, produce, control and promote the Events, including without limitation, "Miss Teenage America" and "The Great Model Search."

               (x) All demonstrations, stands, exhibits and related equipment used in connection with the Events.

               (xi) The "Hot Rod Roadshow," which consists of an 18-wheel tractor and trailer rig, a similarly painted van and the booths, racks, demonstration areas and related equipment into which the trailer may be converted for purposes of conducting Events, and all related assets owned by Seller.

               (xii) All transferable Permits relating primarily to the Business.

               (xiii) Except for prepaid insurance, all of Seller's prepaid expenses arising from the conduct of the Business as of or prior to the date hereof including advances to Retained Employees (collectively, "Prepaid Expenses"), together with any additions thereto and subject to any reductions therefrom made or accrued by Seller in operating the Business in the ordinary course after the date hereof through the Closing Date.

               (xiv) Except as set forth in Section 1.1(b), the information services systems and software used primarily in the Business, including without limitation, those set forth on Schedule 1.1(a)(xiv) hereto.

               (xv)    Seller's books of account relating to the Business.

               (xvi) All of Seller's tickets, licenses, passes and other rights to skyboxes, suites and other seats to any stadiums or other venues for any entertainment events, including without limitation professional sporting, race car and raceway events.

               (xvii) All of Seller's sales and subscription data, subscription lists, customer lists, advertiser lists, information and records relating to customers, suppliers, advertisers, subscribers, employees, accounts and referral sources of the Business; mailing lists, and, if any, advertising matter and all rights thereto used in the Business, whether current, historical, expired, outdated or otherwise; and all studies, plans, books, ledgers, files and business records of every kind (including all financial, business and marketing plans and information) relating primarily to the Business; in each case whether evidenced in writing, electronic data (including by computer) or otherwise.

               (xviii) Subject to Section 6.2 hereof, all of Seller's Intangible Property and corporate and trade names used in the Business; all goodwill associated with the Business; all of Seller's books and records relating primarily to the Business and its employees.

               (xix) All of Seller's rights, in the United States and worldwide, to publish, sell, distribute and license those publications published by Seller, including all that are set forth on Schedule 1.1(a)(xix) hereto (the "Publications") and their respective component elements.

               (xx) All lists of contributors, authors, correspondents, reviewers, photographers, consultants, advisors, illustrators and editors used in the Business.

               (xxi) All inventories of back and current issues of each of the Publications, except for the single set of bound volumes of back and current issues held by Petersen.

               (xxii) All property reflected in Seller's barter accounts as of the Closing Date.

               (xxiii) All of Seller's choses of action, rights and interests arising under any insurance policy under which Seller is a beneficiary, but only to the extent that a claim under such policy would relate to the Purchased Assets or Assumed Liabilities, in each case to the full extent assignable under the terms thereof, and all other claims, causes of action, rights of recovery and rights to indemnification or set-off of any kind to the extent relating to the Purchased Assets or the Assumed Liabilities.

               (b) Excluded Assets. The assets that constitute Excluded Assets shall include only:

               (i) The consideration delivered to Seller pursuant to this Agreement.

               (ii) The assets, properties, rights and contracts owned or held by Seller and not used primarily in connection with the Business.

               (iii) Any inventory or other property sold by Seller in the ordinary course of business during the period of time from the date hereof until the Closing Date, to the extent not sold in breach of Section 5.2.

               (iv) All fee interests in real property owned by Seller, including, without limitation, all direct or indirect rights and interests in duck club and ranch properties, and boat moorings, water companies and water rights.

               (v) Except as set forth in Section 1.1(a)(xxiii), Seller's insurance policies and related choses in action, rights and interests pursuant to which Seller is insured or is a beneficiary.

               (vi) Any automobiles owned by Seller, whether or not used in connection with the Business, other than those set forth on Schedule 1.1(a)(iii)

               (vii) Any rights to indemnification in favor of Petersen or any of Seller's other employees, officers or directors; and except as set forth in Section 1.1(a)(xxiii), any rights of Seller to indemnification, recovery, or set off of any kind.

               (viii) All of Seller's rights and interests to any software developed for Seller or the Business by Nth Degree.

               (ix) Seller's articles of incorporation, non-transferable franchises, corporate seals, minute books, stock books and other corporate records relating to the corporate organization and capitalization of Seller and all income tax records and nontransferable Permits or Permits not relating primarily to the Business.

               (x)    Any Tax refund.

               (xi) All amounts due from Petersen or any of his Affiliates, to the extent set forth on Schedule 1.1(b)(xi).

               (xii) Cash on hand and in all bank accounts and cash equivalents.

               (xiii) Any goods or other assets on consignment or otherwise held for third parties.

               (xiv) Except as set forth in Section 1.1(a)(xv), all files and records of Seller that do not relate primarily to the Business; provided that Buyer shall receive reasonable access (including after the Closing) to the information therein that pertains to the Business.

               (xv) Goods received by or purchased from Seller in barter transactions, reflected in Seller's barter accounts prior to the Closing Date and distributed to the shareholder of Seller pursuant to Section 6.6.

               (xvi) Any awards or mementos received by Petersen or any employee of Seller, and any personal office or boardroom furniture or fixtures, including, without limitation, any items set forth on Schedule 1.1(b)(xvi) hereto.

               (xvii) Any works of art and antiques (other than those held solely for publication in the Publications or display at Events) owned by Seller, including, without limitation, any items set forth on Schedule 1.1(b)(xvii) hereto.

               (xviii) Any Intangible Property described in Section 6.2 hereof.

               (xix) Petersen's single set of bound volumes of back and current issues of each of the Publications.

               (xx) Assets and licenses held by, and other rights and interests of, Seller relating solely to the production, promotion or distribution of television programs or music which were produced and aired prior to or during 1985.

               (xxi) Any Note in favor of Seller secured by a mortgage on real property.

               (xxii) All club memberships and hunting licenses held in Seller's name.

               1.2 Assumed Liabilities and Excluded Liabilities. At the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge all debts, claims, obligations and liabilities of Seller (collectively, the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall not include the following (collectively, the "Excluded Liabilities"):

               (i) Any debts, claims, obligations or liabilities to the extent (A) not arising from the Business or (B) relating to any software developed for Seller or the Business by Nth Degree.

               (ii) Any liability of Seller for Taxes, including Taxes that could be imposed on account of a disqualification of any employee benefit plan.

               (iii) Any of Seller's liabilities or obligations under this Agreement or the agreements contemplated hereby.

               (iv) Except as contemplated by Sections 1.5, 5.3, 5.5 and 5.6, any of Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys,' accountants,' investment banking, financial advisory, and brokerage fees and expenses).

               (v) Except with respect to those plans assumed by Buyer pursuant to Section 6.7(a), any liability or obligation under or with respect to any Company Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which Seller is or was a member, or with respect to which Seller or such controlled group member has any liability.

               (vi) Any of Seller's liabilities or obligations for indebtedness for borrowed money, or guarantees thereof.

               (vii) Any liabilities or obligations to the extent related to any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto or any fee interest in real estate) or the Excluded Liabilities.

               (viii) Any liability or obligation to Petersen, the Petersen Trust, the Petersen Automotive Museum or any other director, shareholder or Affiliate of Seller, any individual related by blood or marriage to or beneficiary of any such

     Person or any entity in which any such Person or individual owns any beneficial interest, except pursuant to the Wilshire Lease or the Chicago Lease, and except for the obligation to reimburse Petersen for business expenses (so long as Petersen gives Buyer written notice thereof prior to the determination of Working Capital pursuant to Section 1.5 and the calculation thereof is adjusted to include all such amounts).

          For purposes of this Section 1.2 and Section 10.5 below, "Seller" shall be deemed to include all predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

          Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due. Buyer hereby acknowledges that it is assuming the Assumed Liabilities, and Buyer shall pay, discharge and perform all such liabilities and obligations promptly when due.

          1.3 Amount Payable at Closing. The purchase price to be paid to Seller by Buyer for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities plus (b) $450,000,000, payable as described in the following sentence and subject to adjustment as provided in Section 1.5. At the Closing, Buyer shall (i) assume the Assumed Liabilities, and (ii) pay Seller $450,000,000 (less the amount of the Deposit and Accrued Interest, which shall be retained by Seller). Such cash purchase price payable at Closing, plus or minus the amounts paid pursuant to Section 1.5, as finally adjusted pursuant to Section 1.5, is hereinafter referred to as the Final Purchase Price.

          1.4 Allocation of Purchase Price. Buyer and Seller shall negotiate in good faith to determine the fair market value of the Purchased Assets; provided, however, that for purposes of this Section 1.4 all accounts receivable shall be valued at their face value, net of reserves. If the Buyer and Seller are unable to agree prior to the Closing on such fair market value, Buyer shall secure an appraisal (the expense of which shall be borne equally by Buyer and Seller) of the Purchased Assets whose value is disputed as soon as reasonably practicable following the Closing (a draft as well as final copies of which shall be furnished to Seller within ten days after receipt by Buyer), to determine the fair market value of such Purchased Assets. Buyer and Seller shall mutually agree upon an appraiser within 30 days after closing to conduct the valuation contemplated by this Section 1.4. Upon receipt of such appraisal, Buyer and Seller shall negotiate in good faith based upon such appraisal to determine the fair market value of the Purchased Assets. If within fifteen Business Days after their receipt of the appraisal, Buyer and Seller have not agreed on fair market value, the appraised value of the Purchased Assets whose value is disputed shall be their fair market value and the other Purchased Assets shall be valued at their agreed value. After Buyer and Seller so agree on the fair market value of the Purchased Assets, Buyer and Seller shall set forth such fair market values on Schedule 1.4 which shall be deemed to be part of this Agreement. For tax purposes, the Final Purchase Price shall be allocated among the Purchased Assets consistent with the fair market values thereof set forth on Schedule 1.4 and in accordance with Section 1060 of the Code. In such case, neither Buyer nor Seller, nor any of their respective affiliates, shall take any position in any income tax return or income tax audit which is inconsistent with Schedule 1.4 unless required to do so by applicable law. Buyer and Seller shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least 60 days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving party.

               1.5  Determination of Working Capital as of the Closing.

               (a) Within 120 days after the Closing Date, Seller shall deliver to Buyer a balance sheet (the "Statement") of the Purchased Assets and Assumed Liabilities immediately prior to the opening of business on the Closing Date, including as a schedule thereto a statement of Working Capital as of such time (the "Adjustment Schedule"). In connection with the preparation of the Statement and the Adjustment Schedule, Seller shall take and prepare a physical count of the Inventory. Seller shall engage the Auditors to observe the physical count of the Inventory and to audit the Statement, and the fees and expenses of the Auditors in connection therewith shall be borne equally by Buyer and Seller. Representatives of Buyer (which may, at Buyer's election, include representatives of Ernst & Young's Chicago office) shall be permitted to observe such physical count. Seller's delivery of the Statement and the Adjustment Schedule to Buyer shall be certified by the Auditors to the effect that the Statement and Adjustment Schedule have been prepared based upon the Agreed Accounting Principles and reviewed by the Auditors in accordance with this Section 1.5. During the period immediately following Buyer's receipt of the Statement and the Adjustment Schedule and until the Working Capital is finally determined pursuant to this Section 1.5, Buyer and its representatives and agents shall be permitted to review Seller's books and records and working papers related to Seller's preparation of the Statement and the Adjustment Schedule and determination of the Working Capital. The Statement and the Adjustment Schedule shall become final and binding upon the parties 30 days following Buyer's receipt thereof or, if Buyer so elects, 90 days after the Closing, unless Buyer gives written notice of its disagreement ("Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the Statement and the Adjustment Schedule (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (as defined below) pursuant to this Section 1.5. During the 30 days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Seller shall be permitted to review Buyer's working papers relating to the Notice of Disagreement. At the end of such 30-day period, Buyer and Seller shall submit to a mutually satisfactory independent "big-six" accounting firm other than the Auditors (the "Accounting Firm") for review and resolution all matters which remain in dispute which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of Working Capital in accordance with the guidelines and procedures set forth in this Agreement. If Buyer and Seller are unable to mutually agree on an Accounting Firm, Buyer and Seller shall select a "big-six" Accounting Firm by lot (after excluding the Auditors and one big- six accounting firm selected by each of Buyer and Seller). The fees and expenses of the Accounting Firm shall be shared equally by Buyer and Seller. Working Capital shall then be determined pursuant to the Statement and the Adjustment Schedule.

          (b) If the amount of Working Capital as finally determined pursuant to
Section 1.5(a) is greater than the amount of Working Capital reflected in the Reconciliation Statement attached hereto as Exhibit A (the "Reconciliation Statement"), Buyer shall, within three days of such final determination pursuant to Section 1.5(a) pay to Seller, in immediately available funds, the amount of such difference, together with interest thereon at the Agreed Rate from the Closing Date. If the amount of Working Capital as finally determined pursuant to Section 1.5(a) is less than the amount of Working Capital reflected in the Reconciliation Statement, Seller shall, within three days of such final determination pursuant to Section 1.5(a), pay to Buyer, in immediately available funds, the amount of such difference, together with interest thereon at the Agreed Rate from the Closing Date.

          1.6 Deposit. Immediately following the execution of this Agreement by both parties, Buyer shall deliver to Seller by wire transfer in immediately available funds, a deposit in the amount of two million dollars ($2,000,000) (the "Deposit"), which Seller shall deposit in an interest-bearing account in Seller's name at a nationally-recognized banking institution. At the Closing, Seller shall retain the Deposit plus any interest accrued thereon from the date the Deposit was deposited by Seller ("Accrued Interest"). In the event that this Agreement is terminated (i) by Seller in accordance with Section 10.1(d) or
(ii) on account of any condition to Closing (over which Buyer has control) not being satisfied, Buyer agrees that, in addition to any other rights and remedies available to Seller, Seller shall have the right to retain the Deposit and the Accrued Interest and Buyer shall have no claim to, or interest in, the Deposit and the Accrued Interest. In the event that this Agreement terminates for any other reason, Seller shall promptly refund to Buyer the amount of the Deposit plus the Accrued Interest. Buyer acknowledges that the retention of the Deposit by Seller shall not constitute a measure of Seller's damages for any claim for breach against Buyer brought under this Agreement.

                                  ARTICLE II
                                    CLOSING

          2.1 Closing Date. The Closing of the transaction shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California, on September 30, 1996 or on such later date that the last to be satisfied of the conditions specified in Articles VII, VIII, and IX is satisfied or waived, or at such other location or time as Seller and Buyer may agree.

          2.2 Items to be Delivered at the Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

          (a) A Bill of Sale and Assignment, in substantially the form of Exhibit B.

          (b) An Assignment, Assumption and Estoppel Certificate and Agreement in the form of Exhibit C, with respect to each material Lease, executed and acknowledged by Seller and each lessor with respect thereto.

          (c) A Copyright Assignment, in substantially the form of Exhibit D.

          (d) A Trademark Assignment, in substantially the form of Exhibit E.

          (e) Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

          (f) Copies of all Permits and Approvals described in Schedule 3.11, certified resolutions of Seller's board of directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified copies of Seller's certificate of incorporation and bylaws, a short-form certificate of good standing (certified by an appropriate government official of Seller's jurisdiction of incorporation as of a date not more than three business days prior to the Closing Date) and a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the officer(s) of Seller (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller.

          (g) All documentation required (pursuant to Treasury Regulation
Section 1.1445-2(b)(2)) to exempt Seller from the withholding requirement of
Section 1445 of the Code, consisting of (a) an affidavit from Seller to Buyer stating under penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number, or (b) a sworn affidavit of Seller that it is not a "U.S. real property holding corporation," as defined in Section 897 of the Code or (c) a "qualifying statement" obtained by Seller from the Internal Revenue Service.

          (h) The certificates, consents and other documents referred to herein as then deliverable by Seller.

          (i) The keys to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

          2.3  Items to be Delivered at the Closing by Buyer.

          At the Closing, Buyer shall deliver to Seller:

          (a) An Assumption Agreement, in substantially the form of Exhibit E, pursuant to which Buyer shall assume the Assumed Liabilities.

          (b) The amount set forth in Section 1.3.

          (c) Such instruments as reasonably requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement and to evidence the assumption by Buyer of the Assumed Liabilities.

          (d) The certificates, consents and other documents referred to herein as then deliverable by Buyer.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as otherwise indicated on the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

          3.1 Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of California. The outstanding shares of Seller's capital stock consists of 5,000 shares of common stock, par value $100 per share, all of which are owned by the Petersen Trust. Except for such as are included in the Excluded Assets, Seller does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security of interest in any other Person. Seller has all necessary corporate power and authority necessary to execute, deliver and perform this Agreement and to own its properties and assets and to carry on its businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Schedule 3.1, which constitute all of the jurisdictions in which the ownership of the Purchased Assets or the conduct of Business requires it to be so qualified, except for jurisdictions where the failure to be so qualified does not have a material adverse effect on the Business, taken as a whole, as currently conducted.

           3.2  Financial Statements; No Other Liabilities.

           (a) Seller has made available to Buyer balance sheets for Seller at November 30, 1993, 1994 and 1995 and the related statements of income and cash flows for the periods then ended, all of which have been audited by the Auditors whose reports thereon are included with such financial statements. Seller has also made available to Buyer unaudited balance sheets for Seller, at June 30, 1996 ("Latest Balance Sheet") and the related statements of income and cash flows for the seven month period then ended ("Latest Financial Statements"). Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of Seller and presents fairly, in all material respects, the financial condition and results of operations of Seller, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby except as disclosed in the footnotes to the annual statements or as described in
Schedule 3.2(a) hereto; provided, however, that the Latest Financial Statements are subject to normal year end adjustments (which, individually or in the aggregate, would not reasonably expected to be material) and lack footnotes and other presentation items.

          (b) Except as set forth on Schedule 3.2(b), Seller has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when any such liability or obligation is asserted), except liabilities and obligations that (i) are included in the Excluded Liabilities, (ii) arise under Leases or Contracts included in the Purchased Assets, (iii) are reflected and reserved against on the Latest Balance Sheet in accordance with GAAP or disclosed in the notes to the most recent audited statements, (iv) are incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet or (v) arise in connection with the matters disclosed in Schedules 3.7, 3.10(b), 3.12 or 3.16(b).

          3.3 Inventories. The inventories of Seller are properly reflected on Seller's books and records in accordance with GAAP.

          3.4 Notes and Accounts Receivable. All material notes and accounts receivable of Seller (a) are valid receivables incurred in the ordinary course of business and (b) are properly reflected on Seller's books and records in accordance with GAAP.

          3.5  Taxes.

          (a) Seller has made available to Buyer copies of all federal and all material state and local income and franchise Tax Returns of Seller for its taxable years ending in calendar years 1993, 1994 and, if available, 1995. All Taxes shown as due on such Tax Returns have been paid and, to the knowledge of Seller, all such Tax Returns are correct and complete in all material respects. Except as set forth on Schedule 3.5, as of the date hereof, there is no taxing authority proceeding or audit pending with respect to Seller.

          (b) Seller currently is, and has at all times since its taxable year beginning December 1, 1983, qualified to be taxed as an "S corporation" for federal income tax purposes. The Seller is also taxed as an "S corporation" or the equivalent thereof in California (since December 1, 1987), Michigan (since December 1, 1983), New York (since December 1, 1993), Georgia (since December 1,
1993), Ohio (since December 1, 1983) and Illinois (since December 1, 1983).

          3.6 Material Contracts. Schedule 3.6 lists, as of the date hereof, each Contract which is a Material Contract. True copies of all Material Contracts have been made available to Buyer. Each Material Contract is valid and subsisting, Seller has duly performed all its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, or, to Seller's knowledge, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default by Seller thereunder, or, to Seller's knowledge, any other party or obligor thereunder, has occurred or, assuming that the requisite Approvals and Permits set forth on Schedule 3.11 are sought and obtained, as a result of the execution, delivery and performance of this Agreement will occur, except in each case for such as would not have a material adverse effect on the Business, taken as a whole.

           3.7  Absence of Certain Developments.

           (a) Except as set forth on Schedule 3.7, since June 30, 1996 to the date hereof, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or cash flows of the Business, taken as a whole.

           (b) Except in connection with the transactions contemplated hereby or as set forth on Schedule 3.7, since June 30, 1996 to the date hereof, Seller has conducted the Business in the ordinary course of business consistent with past practice, and Seller has not:

               (i) sold, assigned or transferred any of the Purchased Assets (or assets which, had they been retained by Seller, would be described by the definition of Purchased Assets), except such sale, assignment or transfer of inventory in the ordinary course of business consistent with past practice or which do not have a material adverse effect on the Business, taken as a whole, or mortgaged, pledged or subjected any of the Purchased Assets to any material Encumbrance, except for Permitted Encumbrances;

               (ii) made or granted any bonus or any wage, salary or other compensation increase to any employee, officer, director, consultant or adviser or made any other material change in terms or employment or engagement for any employee, officer, director, consultant or adviser, other than (A) the hiring and firing of employees in the ordinary course of business (B) any increase or bonus mandated by any of the Company Plans,
     (C) any increase or bonus in connection with a promotion in the ordinary course of business, and (D) annual merit salary increases in the ordinary course of business consistent with past practice;

               (iii) made or granted any material increase in, or amended or terminated, any existing Company Plan, or material amended or entered into any new collective bargaining agreement or multiemployer plan;

               (iv) made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $500,000 of Assumed Liabilities on the Closing Date;

               (v) suffered any extraordinary loss, damage, destruction or casualty loss; or

               (vi)   committed to any of the foregoing.

          (c) Seller has not at any time made or committed to make any unlawful payments for political contributions or to the knowledge of Seller made any bribes, kickback payments or other illegal payments.

          3.8 Title; Condition of Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances, and the Purchased Assets constitute all of the assets necessary to operate the Business as currently conducted. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller will convey good and marketable title to all of its real and personal property included within the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. No software developed for Seller or the Business by Nth Degree is necessary to enable Buyer to operate the business in the same manner as currently operated by Seller. The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, to the knowledge of Seller, and except for ordinary wear and tear, in commercially reasonable condition and repair and are usable in the ordinary course of business and all such assets have been installed and maintained in accordance with all applicable laws, regulations and ordinances, except, in each instance, for such deficiencies and failures as do not have a material adverse effect on the Business, taken as a whole. None of the property reflected in Seller's barter accounts is used in the conduct of the Business.

           3.9  Leases.

           (a) All material leasehold properties that constitute part of the Purchased Assets held by Seller as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business, taken as a whole.

           (b) Seller has heretofore made available to Buyer a true, correct and complete copy of each leasehold interest comprising a portion of the Purchased Assets (each a "Lease"), together with all material amendments, modifications, alterations, and other changes thereto.

           (c) As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and, to the knowledge of Seller, there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of either Seller or the lessor thereunder.

          3.10 Intangible Property. Schedule 3.10(a) sets forth a complete and correct list of all: (i) patented or registered Intangible Property and pending patent applications or other applications for registrations of Intangible Property owned or filed by or on behalf of the Business and (ii) all material trade names and unregistered trademarks and service marks owned or used by the Business. The Intangible Property included in the Purchased Assets, together with the property licensed under the Petersen License, comprises all of the intellectual property necessary for the operation of the Business as currently conducted. Except as set forth in Schedule 3.10(b): (i) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intangible Property necessary for the operation of the Business as currently conducted subject to such exceptions as do not have a material adverse effect on the Business, taken as a whole; (ii) to Seller's knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of such Intangible Property is currently outstanding or is threatened, subject to such exceptions as do not have a material adverse effect on the Business, taken as a whole; (iii) Seller has not received any notices of any infringement or misappropriation by the Business, or conflict with any third party with respect to the Intangible Property owned by Seller or used in the Business (including, without limitation, any demand or request that Seller license any rights from a third party) subject to such exceptions as do not have a material adverse effect on the Business, taken as a whole; and (iv) to Seller's knowledge, in the conduct of the Business, Seller is not infringing, misappropriating or otherwise conflicting with any Intangible Property or other rights of any third parties, except in each case such as do not have a material adverse effect on the Business, taken as a whole.

          3.11 Authorization; No Conflicts. The execution, delivery and performance by Seller of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and no other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholder is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement, the Petersen License and each other agreement contemplated hereby or executed in connection herewith has been duly executed and delivered by Seller (and in the case of the Petersen License, Petersen) and each constitutes the legally valid and binding obligation of Seller, enforceable against Seller (and in the case of the Petersen License, Petersen) in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance by Seller of this Agreement, the Petersen License and each other agreement contemplated hereby or executed in connection herewith by it and the execution, delivery and performance by Petersen of the Petersen License and by Petersen of the Employment Agreement in the form attached hereto as Exhibit J (the "Employment Agreement"), will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under the Seller's Articles of Incorporation or bylaws or any Material Contract to which Seller (and in the case of the Petersen License and the Employment Agreement, Petersen) is a party, (b) result in the imposition of any Encumbrance against the Business, any Purchased Asset or any other property of Seller (and in the case of the Petersen License and the Employment Agreement, Petersen), or (c) violate any Law the violation of which would have a material adverse effect on the Business, taken as a whole. Schedule 3.11 lists, as of the date hereof, all material Approvals and Permits required to be obtained by Seller to consummate the purchase and sale of the Purchased Assets. Except for matters identified on Schedule 3.11, the execution, delivery and performance of this Agreement by Seller will not require any filing or registration with, or the issuance of any Approval or Permit by, any third party or Governmental Entity, except for such actions which, if not accomplished, do not have a material adverse effect on the Business, taken as a whole, as currently conducted.

          3.12  Legal Proceedings and Certain Labor Matters. Except as listed on
Schedule 3.12 as of the date of this Agreement, there is no Order or Action pending, or, to the knowledge of Seller, threatened, against or affecting Seller or any of its properties or assets or by which the Purchased Assets are bound (or the Buyer is bound with respect to the Purchased Assets) that individually or when aggregated with one or more other such Orders or Actions has, or is reasonably expected as of the date of this Agreement to have, a material adverse effect on the Business, taken as a whole, the Purchased Assets, the Assumed Liabilities or the Seller's ability to perform this Agreement. Except as listed on Schedule 3.12 as of the date of this Agreement, there is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Seller, threatened, against or affecting Seller or the Business nor any union or collective bargaining representation question or issue respecting employees of Seller so pending or threatened.

          3.13 Insurance. Schedule 3.13 lists, as of the date hereof, all insurance policies currently owned by Seller and in force under which Seller is insured, that are material to the conduct of the Business, taken as a whole. Under the terms thereof, Seller is insured with reputable insurers against all risks normally insured against by companies in similar lines of business. All of such insurance policies, to the extent Seller is insured thereby, are in full force and effect and Seller is not in material default thereunder.

          3.14 Permits. Seller holds all Permits that are required by any Governmental Entity to conduct its Business as now conducted and operate the Purchased Assets as they are now operated, and all such Permits are valid and in full force and effect, except, in each case, for such as do not, if not held, valid or in force, have a material adverse effect on the Business, taken as a whole, as currently conducted. To Seller's knowledge, Seller is in compliance with the terms and conditions of such Permits and has received no notices that it is in violation of any of the terms or conditions of such Permits except for such failures in compliance and violations as do not have a material adverse effect on the Business, taken as a whole, as currently conducted. To Seller's knowledge, no loss of any Permit that is material to the Business, taken as a whole, is threatened or pending other than pursuant to expiration in accordance with the terms thereof.

          3.15 Compliance with Law; Environmental Compliance. Seller has conducted its businesses in accordance with applicable

Law, except for such failures as do not have a material adverse effect on the Business, taken as a whole, as currently conducted. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business in violation of any Environmental Law which has created any liability of Seller having a material adverse effect on the Business, taken as a whole. To Seller's knowledge, there has been no discharge, release or disposal of any Hazardous Substance on, under or from the Real Property subject to the Leases or previously owned or operated in the Business having a material adverse effect on the Business, taken as a whole.

          3.16 Employee Benefits. Schedule 3.16(a) sets forth, as of the date hereof, a complete list of all material Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA), Employee Welfare Benefit Plans (as defined in
Section 3(1) of ERISA) and any other material employee benefit arrangements maintained by Seller or to which Seller contributes (collectively, the "Company Plans"). No such Company Plan is subject to Title IV of ERISA. Except as described in Schedule 3.16(b), with respect to each Company Plan, to Seller's knowledge:

               (a) such Company Plan, to the extent it is subject to any requirements under ERISA, complies therewith, except for any non-compliance which would not be reasonably likely to have a material adverse effect on the Business, taken as a whole;

               (b) all contributions payable by Seller which are due, if any, to such Company Plan and all benefits payable by Seller which are due, if any, with respect to each Company Plan have been paid in full;

               (c) Each such Company Plan that is an Employee Pension Benefit Plan that is intended to meet the requirements of a "qualified plan" under
     Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to the Tax Reform Act of 1986 within the remedial amendment period;

               (d) Seller has made available to Buyer complete copies of the current plan documents, if any, and summary plan descriptions, if applicable, with respect to each Company Plan, together with copies of any and all amendments thereof adopted through the date of this Agreement, the most recent determination letter received from the IRS, and the most recent Form 5500 Annual Report with all attachments, in each instance if required under ERISA;

               (e) there is no pending or threatened legal action, proceeding or, to Seller's knowledge, investigation against a Company Plan or the assets of any of the trusts under a Company Plan that would be reasonably likely to have a material adverse effect on the Business, taken as a whole; and

               (f) there have been no non-exempt "prohibited transactions" within the meaning of Section 406 of ERISA and Section 4975 of the Code or breaches of fiduciary duty with respect to a Company Plan that would be reasonably likely to have a material adverse effect on the Business, taken as a whole.

          3.17 Bank Accounts, Powers, etc. Schedule 3.17 lists, as of the date of this Agreement, each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Seller has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

          3.18 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions, except for Goldman, Sachs & Co., as to which Seller shall have full responsibility.

          3.19 Circulation. Accurate and fair copies of the two most recent six-month audit reports issued by the Audit Bureau of Circulations ("ABC") with respect to each Publication, the circulation of which is audited by ABC, are attached to Schedule 3.19 hereto. To Seller's knowledge, each such audit report is accurate and fair in all material respects.

          3.20 Employees. Seller is not a party to or bound by any written or oral contract with any labor union or collective bargaining agreement. Seller is not aware that it has any labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances) that are reasonably expected to have adverse monetary consequences for the Business in excess of $500,000 in the aggregate.

          3.21 Barter. Schedule 3.21 sets forth all obligations of Seller with respect to the Business which arise therefrom or relate thereto to the extent such obligations exceed $250,000 alone or in the aggregate.

          3.22 Affiliate Transactions. Contracts, arrangements and transactions between Seller and any Seller Affiliate (including use by Seller of assets in which any Seller Affiliate has any interest) in effect with respect to the period included in any financial statements described in Section 3.2(a) were, in the aggregate, on terms no more favorable to Seller than terms available to Seller from unrelated third parties, except to the extent that such contracts, arrangements and transactions did not have the effect of increasing revenues or decreasing expenses of Seller in any material respect. For purposes hereof, "Seller Affiliate" means Petersen or any other officer, director, shareholder or Affiliate of Seller, any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns any significant beneficial interest.

          3.23 Customer, Advertiser, Subscriber and Mailing Lists. Seller has maintained and currently possesses all subscriber lists, customer lists, advertiser lists and mailing lists used in connection with the conduct of the Business as currently conducted, including all such lists necessary to continue the operation of the Business consistent with current practice, and all of such lists are in such condition as required in connection with the operation of the Business, as currently conducted.

          3.24 Closing Date. All of the representations and warranties of Seller in this Article III and elsewhere in this Agreement and all information delivered in any schedule, attach ment or exhibit hereto or in any certificate delivered by Seller, the Petersen Trust or Petersen to Buyer are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Closing Date; provided, however, that until the date which is the second Business Day preceding the Closing, Seller shall be permitted to update the Disclosure Schedule to reflect any changes in facts or circumstances, or events, actions or failures to act, that occur after the date hereof. Such updated disclosure shall not, however, relieve Seller of any liability arising from the inaccuracy of a representation and warranty made as of the date hereof.

          3.25 Health and Welfare Plans. Seller has paid, or will have paid, the premiums on all of its health and welfare insurance plans for all periods up to the Closing, and, to the Seller's knowledge, with respect to any policies where premiums would be adjusted in future periods to reflect loss experience in excess of the insurer's reserves for claims, the insurer's reserves are adequate to cover related claims exposure. Except for liabilities that will be reflected in Working Capital as of the Closing, such health and welfare insurance plans are not subject to any uninsured liabilities.


                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement and to carry on its business as now being conducted.

          4.2 Authorization; No Conflicts. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement by Buyer will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer, (b) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any Contract to which Buyer is a party, (c) result in the imposition of any Encumbrance against any material asset or property of Buyer or its Affiliates, or (d) violate any Law the violation of which would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.
Schedule 4.2 lists, as of the date hereof, all material Approvals and Permits required to be obtained by Buyer to consummate the purchase and sale of the Purchased Assets. Except for matters identified on Schedule 4.2, the execution, delivery and performance of this Agreement by Buyer will not require any material filing or registration with, or the issuance of any material Approval or Permit by, any third party or Governmental Entity.

          4.3 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          4.4 Legal Proceedings. There is no Order or Action pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets that individually or when aggregated with one or more other Actions has or, if determined adversely to the interest of Buyer, might reasonably be expected to have, a material adverse effect on Buyer's ability to perform this Agreement.

          4.5 WARN Act. Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning Seller after the Closing that would require the service of notice under the Worker Adjustment and Retraining Act of 1988 (the "WARN Act").

          4.6 Disclaimer of Representations and Warranties. Buyer acknowledges and agrees that the purchase and sale of the Purchased Assets hereunder shall be without representation or warranty by Seller, express or implied, except as specifically set forth in Article III or in any certificates delivered in connection herewith at the Closing.


                                   ARTICLE V
                  COVENANTS WITH RESPECT TO CONDUCT OF SELLER
                               PRIOR TO CLOSING

          5.1 Access. Commencing upon the execution hereof by Seller, Seller shall afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford, to Buyer and its representatives (which term shall be deemed to include its independent accountants, counsel and lenders, and their respective counsel and advisors) reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of Seller's respective properties, facilities, books, records, operating instructions and procedures, personnel, business, financial, legal, tax, compensation and other data and information concerning the Business and its affairs and operations, and all other information with respect to the Business as Buyer may request, for the purposes of familiarizing Buyer and its representatives with the Business, the Purchased Assets and the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement or otherwise consummating the transactions contemplated hereby.

          5.2 Conduct of Business. Seller agrees that, prior to the Closing, it will not without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

          (a) conduct the Business in any manner except in the ordinary course consistent with past practice (including, without limitation, maintaining the level and amount of subscription and other sales promotion expenditures, programs and activities in the ordinary course of the business):

          (b) terminate or fail to use its commercially reasonable efforts to renew or preserve any Permits material to the conduct of the Business or otherwise fail to use commercially reasonable efforts to preserve intact its business organization and goodwill, fail to use its commercially reasonable efforts to keep available the services of its officers and employees, or fail to use commercially reasonable efforts to maintain satisfactory relationships with material brokers, distributors, suppliers, customers, advertisers, subscribers and others having material business relationships with the Business;

          (c) enter into, amend or modify any employment or severance agreement or arrangement with any employee (other than the hiring and firing of employees in the normal course of business) or grant any increase in any rate of pay benefits (whether salary or bonus) to or for, or commit to pay any special bonus to, any salaried employee, or grant any general or uniform increase in the rates of pay to or benefits for, or commit to pay any special bonus to, any employee compensated based upon an hourly rate (an "Hourly Employee") or any class thereof, or (ii) grant any increase in any rate of pay (whether salary or bonus) or benefits to or for, commit to pay any special bonus to, any Hourly Employee, except in each case for (A) any increase or bonus mandated by any of the Company Plans, (B) any increase or bonus in connection with a promotion and consistent with prior practices, and (C) annual merit salary increases in the ordinary course of business consistent with past practice;

          (d) fail to use commercially reasonable efforts to: (i) maintain the Purchased Assets in adequate operating condition and repair; (ii) maintain insurance reasonably comparable to that in effect on the date of the Latest Balance Sheet; (iii) maintain Inventory, supplies and spare parts at customary operating levels consistent with past practices; and (iv) in the event of a casualty, loss or damage to any of such Purchased Assets prior to the Closing Date for which Seller is insured, either repair or replace such Purchased Assets, or, if Buyer agrees, transfer the proceeds of such insurance to Buyer;

          (e) fail in any material respect to maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section
3.2 above;

          (f) enter into any new, or amend or terminate any existing, material contracts, agreements or commitments relating to the Business other than any advertising contract entered into in the normal course of business or any contract that obligates Seller to pay amounts, and otherwise exposes Seller to liabilities, less than $250,000 in the aggregate;

          (g) institute any material change in the conduct of the Business; or

          (h) agree to or make any commitment to take any actions prohibited by this Section 5.2.

          5.3 Permits and Approvals. Seller and Buyer shall cooperate and endeavor to obtain, and will promptly prepare, all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits identified on Schedule 3.11 or Schedule 4.2. Seller shall bear all out-of-pocket costs, expenses incurred or fees paid to third parties or Governmental Entities set forth on Schedule 3.11 in order to obtain such Approvals and Permits; provided, however, that Buyer and Seller shall each bear half of any fees paid or expenses incurred by either party in connection with any and all filings or proceedings required under the Hart-Scott-Rodino Act. To the extent that the Approval of a third party with respect to any Contract is required for the assignment of such Contract or to avoid a loss of contractual benefits thereunder in connection with the transactions contemplated by this Agreement but is not obtained prior to the Closing Date, this Agreement shall not be deemed to constitute an assignment of any such Contract, and Buyer shall assume no obligations or liabilities under any such Contract. Seller shall use its best efforts to advise Buyer promptly in writing with respect to any Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder. Without in any way limiting Seller's obligation to obtain consents and waivers necessary for the sale, transfer, assignment and delivery of the Purchased Assets, including all Contracts, to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Buyer in good faith to develop an alternative arrangement to ensure that Buyer obtains the benefits of each such Contract, subject to Buyer bearing the costs thereof, consistent with the economic results intended by this Agreement including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.

          Buyer shall bear the costs of obtaining any non-governmental Approvals, if the party from whom such Approval is required has refused to grant such Approval because of Buyer's anticipated credit quality.

          5.4 Government Filings. Buyer and Seller shall make any and all filings required under the Hart-Scott-Rodino Act (in accordance with Section 6.8 hereof) and any other Law requiring filings with any Governmental Entity with respect to the transactions contemplated hereby. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Seller and Buyer will immediately supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

          5.5 Sales and Transfer Taxes. Buyer and Seller shall each pay 50% of all real and personal property transfer taxes, if any, and all sales, use and other similar taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, sales, use, and other similar taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          5.6 Insurance Policies. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause Buyer to be named an additional insured party under each of Seller's insurance policies covering the Business and any insured period which includes the Closing Date, but only in respect of the

Purchased Assets and Assumed Liabilities for periods prior to the Closing, and shall promptly provide Buyer with evidence thereof; provided, however, that Seller reserves the right to terminate any such policies after the Closing Date upon 90 days prior notice to Buyer; and provided further that Buyer shall reimburse Seller for any increased premiums or other costs resulting from the addition of Buyer as an additional insured to such insurance policies.


                                 ARTICLE VI
                        ADDITIONAL CONTINUING COVENANTS

          6.1  Seller's Post-Closing Access.   Buyer and Seller shall fully
cooperate with the other party, as and to the extent reasonably requested by the other party, at the other party's sole expense, to make available to the other party such assistance and financial, Tax and other information (including the Books and Records) in connection with (a) any audit or other investigation by any taxing authority or any required reports or submissions (including any Tax Returns or other statutory reporting obligations of Seller) to Governmental Entities with respect to Seller relating to any period (or portion thereof) ending on or before the Closing Date, and (b) matters relating to insurance coverage of Seller, third-party litigation, claims, proceedings and investigations involving Seller, if any. Buyer and Seller shall preserve such information and the Books and Records for at least three years after the Closing Date, and thereafter to dispose thereof only after it shall have given the other party 90 days' prior written notice of such impending disposition and the opportunity (at the other party's expense) to remove and retain such information and the Books and Records. Any information obtained pursuant to this Section 6.1 or pursuant to any other section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 13.2.

          6.2 Rights to Petersen Intangible Property. Buyer acknowledges and agrees that it shall not have, and Buyer shall not acquire pursuant to this Agreement, any rights of ownership or use whatsoever with respect to the names and Marks "Petersen," "Petersen Publishing Company" and any derivatives thereof (even if used in the Publications or included in masthead or other designations of the Publication name); provided, however, that

Seller, Petersen and Buyer shall deliver at Closing a perpetual, royalty-free license to use the names "Petersen," "Petersen Publishing Company" and derivatives thereof in connection with the Business and the Publications and ancillary and related businesses (including, among other things, any future publications of Buyer) upon the terms of the license attached as Exhibit G hereto (the "Petersen License"). Seller agrees that, effective as of the Closing and except as otherwise contemplated by the Petersen License, it shall immediately cease and desist from any use of any such Intangible Property.

          6.3 WARN Act. Buyer agrees that it will not take any action which causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement.

          6.4  Affiliate Agreements.

          (a) Termination. Buyer and Seller acknowledge and agree that all of the contracts, agreements and other arrangements, whether written or oral, described on Schedule 6.4(a), between Seller on the one hand, and Petersen or any of his Affiliates (other than Seller or the Petersen Trust) on the other hand, shall be terminated as of the Closing without further payment by or obligation of either such party thereto to the other.

          (b) Honor Continuing Agreements. Subject to Section 6.12, Buyer agrees to honor from and after the Closing all obligations owing to Petersen or his Affiliates pursuant to the terms of the leases and agreements listed on
Schedule 6.4(b). Buyer further agrees that it shall not attempt to better or otherwise re-negotiate the express terms of any lease or agreement listed on
Schedule 6.4(b).

          6.5 Directorship. At Seller's request, Buyer shall cause each of Petersen and Margaret McNally Petersen to be appointed as a director of the Buyer promptly following the Closing and to be nominated by Buyer for re-election as a director in the slate of directors recommended by management of Buyer, if he should so desire, or she should so desire, respectively, at Buyer's next- ensuing meeting of stockholders at which directors, or the class of directors to which he is appointed, stand for election.

          6.6 Barter Bank. Notwithstanding anything to the contrary in Section 5.2, at any time prior to the Closing, Petersen may cause the Seller to distribute to Petersen or the Petersen Trust any goods received by Seller in barter transactions (or proceeds thereof) and that are not used in the conduct of the Business.

          6.7  Certain Employee Matters.

          (a) Benefits - Generally. Buyer shall indemnify Seller for all claims for severance arising from Buyer's termination of Retained Employees. Buyer will offer employment to each of Seller's employees who is employed with respect to the Business. Each such employee who becomes employed by Buyer shall be referred to herein as a "Retained Employee", and all such employees who become so employed by Buyer shall be referred to herein collectively as the "Retained Employees". For the benefit of all Retained Employees, Buyer shall continue to maintain through December 31, 1996 all health and welfare plans of Seller. Subject to the foregoing sentence, Buyer shall employ each Retained Employee at a total compensation level, including wages, salary and benefits, which is substantially equivalent in the aggregate to or greater than that provided to such Retained Employee by Seller with respect to the previous year; provided that, notwithstanding the foregoing, Buyer may modify such compensation level at any time subsequent to the Closing Date. Nothing in this Agreement shall limit Buyer's ability to terminate the employment of any Retained Employee at any time after the Closing and for any reason, including without cause; provided, however, that in addition to any severance payments that might be payable to any Retained Employee so terminated, Buyer shall also pay to any such Retained Employee an amount equal to any accrued and unpaid bonuses owing to such Retained Employee.

          (b) Company Plans. Subject to the fourth sentence of Section 6.7(a) and otherwise notwithstanding any other provision of this Agreement, on and after the Closing Date Seller shall retain the sponsorship of all Company Plans and all assets of and liabilities attributable to the Company Plans, including any obligations, liabilities or commitments with respect to the Retained Employees arising under Part 6 of Title I of ERISA and Section 4980B of the Code relating to any qualifying event occurring on or before the Closing Date. Buyer shall have no right, title, interest, obligation, duty or liability with respect to the Company Plans or any other "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is maintained or contributed to by (or required to be maintained or contributed to by) any person or entity that, together with Seller, is at any time treated as a single employer under Section 414 of the Code (each such employee pension benefit plan, an "ERISA Affiliate Plan"), and Seller shall indemnify and hold Buyer harmless against all claims, suits, damages, losses, costs and expenses arising out of any liabilities, obligations or commitments with respect to the Company Plans and the ERISA Affiliate Plans.

          (c) Benefit Arrangements for Retained Employees. As of the Closing Date, Seller shall vest, if so required in accordance with the terms thereof, all Retained Employees in all benefits accrued through the Closing Date under any Company Plan that is intended to be qualified within the meaning of Section 401(a) of the code. Effective as of the Closing Date and through July 31, 1997, Buyer shall provide to and on behalf of the Retained Employees such employee benefit plans, programs and compensation as it deems appropriate to fulfill its obligation under Section 6.7(a).

          (d) Mutual Cooperation. Subject to applicable privacy laws, Seller shall provide promptly to Buyer, at Buyer's request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Retained Employees or relating to the service of Retained Employees with Seller (and predecessors of Seller, as applicable) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this
Section 6.7.

          (e) Severance. If, after the Closing, the employment of any employee who is identified on Schedule 6.7(e) hereto is terminated, Buyer shall supplement any severance payments otherwise due to such terminated employee or, if no such severance payments are due to the employee, make severance payments, in either case such that the terminated employee shall receive, in a lump sum, severance payments at least equal to 18 months of such employee's then current base salary (or base salary for the year preceding Closing, if greater); provided, however, that Buyer shall not be obligated to make any such payments to any employee whose employment is (i) terminated by the employee (except in the case of Constructive Termination Without Cause by the employee) or (ii) terminated by Buyer on account of a material breach of the employee's duties (which duties shall not be more demanding than the level of performance required of the employee as of the date hereof). For purposes of this Section 6.7(e), "Constructive Termination Without Cause" means the occurrence of any of the following events without the express written consent of the employee: (i) relocation from his principal office as of the date hereof (other than to an office in the same metropolitan area), (ii) any material breach by Buyer of the terms of the employee's employment or (iii) the assignment to the employee of a significantly lower position in the organization in terms of his responsibility, authority and status, requiring the employee to perform services not commensurate with the employee's ability, experience and qualifications, in any such case other than as a result of disability or retirement.

          (f) Profit Sharing Plan. Buyer shall contribute $1,300,000 to the Seller Profit Sharing Plan with respect to the period ending November 30, 1996. Buyer agrees that it shall not amend the plan to expand the coverage of the plan unless it increases such contribution to the plan in proportion to such inclusion or expansion.

          6.8  Hart-Scott-Rodino Act Filings.

          (a) Buyer and Seller shall each promptly make or cause to be made the filings required of such party under the Hart-Scott-Rodino Act in accordance with Section 5.4 hereof and, as soon as reasonably practicable and after consultation with the other party, provide to the appropriate Governmental Entity any documentary material or other information that may be necessary in order to satisfy any request under the Hart-Scott-Rodino Act for additional information or otherwise to obtain any governmental approval; (b) Buyer and Seller shall each use its best efforts to resolve any objections that are asserted by any person under the antitrust or other laws with respect to the transactions contemplated by this Agreement and to avoid the entry of, or have vacated or terminated, any order, decree, judgment or ruling of any Governmental Entity restraining or preventing the consummation of the transactions contemplated by this Agreement and any proceedings that might result in such entry; and (c) Buyer shall commit (by consent decree or otherwise) to sell, divest, hold separate or dispose of such assets or businesses of Buyer or the Business as may be necessary in order to obtain any needed consents or approvals or to avoid the entry of any such order, decree, judgment or ruling or proceeding that might result in such entry.

          6.9 Further Transfers; Transition Assistance; Accounts Receivables.

          (a) Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such, documents as may be reasonably requested to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Following the Closing, Seller agrees to cooperate with Buyer and to provide Buyer with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other tax returns with respect to the Business; provided that Buyer shall reimburse the other party for such other party's reasonable out-of-pocket expenses in connection therewith.

          (b) Seller agrees that subsequent to the Closing it shall refer all customer, advertiser or subscriber inquiries with respect to the Business to Buyer.

          (c) Seller shall promptly forward to Buyer any and all proceeds from accounts receivable relating to the Business that are received by Seller but are for the account of Buyer, and for the period ending at the last of the sixth full calendar month after the Closing, shall furnish Buyer with a reasonably detailed monthly accounting with respect to any payments made to Seller under this Section 6.9(c), which accountings shall be subject to audit by Buyer (which audits shall contain normal auditing procedures and techniques).

          6.10 Exclusivity. Seller shall not, directly or indirectly, through any officer, director, employee, agent, affiliate or otherwise (including through any investment banker, attorney or accountant retained by any of the foregoing), solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of such person's or entity's officers, directors, employees, agents or other representatives) relating to any acquisition, direct or indirect, of all or a significant part of the assets used in the Business (other than sales of Inventory in the ordinary course of business consistent with past practice) or any other similar extraordinary transaction of any kind relating to the Business (including any merger or sale of substantially all of the stock of Seller), or participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. Seller shall immediately cease and cause to be terminated any and all discussions and negotiations with third parties regarding any of the foregoing. Seller shall promptly notify Buyer if any proposal with respect to the foregoing is made.

          6.11 Covenant Not to Compete or Solicit.

          (a) Seller agrees that, and agrees that it shall cause Petersen, for a period of three years following the Closing Date, to ensure that no affiliate of either Seller or Peterson, directly or indirectly, either for itself or himself or through any other person, partnership, corporation or entity shall (i) engage in, participate in, or permit its or his name to be used by any enterprise engaging in or participating in, the business of publishing, printing, distributing or selling magazines in the United States, Canada, Mexico, Korea or elsewhere in the world, or otherwise in the conduct of any business competing with the Business, induce or attempt to induce any employee of the Seller or any subsidiary (other than Petersen's assistants) to leave the employ of the Seller or such subsidiary, (ii) hire or solicit the hiring of any person who was a Retained Employee (other than Petersen's secretaries or personal assistants), or
(iii) induce or attempt to induce any customer, advertiser, subscriber, supplier, licensee or other business relation of Seller who becomes a customer, advertiser, subscriber, supplier, licensee or other business relation of Buyer to cease doing business with Buyer. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as a stockholder, partner, joint venturer, franchiser, franchisee or otherwise (other than ownership of less than five percent (5%) of the stock of a publicly held corporation without any other material participation therein). Each of Seller and Petersen agrees that this covenant is reasonably designed to protect Buyer's substantial investment and is reasonable with respect to its duration, geographical area and scope.

          (b) If, at the time of enforcement of any of the provisions of this
Section 6.11, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

          (c) If Seller or Petersen or any of its or his affiliates (the "Restricted Persons") breaches, or threatens to commit a breach of, any of the provisions of this Section 6.11 (the "Restrictive Covenants"), Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Such rights and remedies shall be independent of the others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

          6.12  Covenant Relating to Leases.

          At or prior to the Closing, Seller shall, and shall cause the Peterson Trust to, (i) amend the lease described on Schedule 6.4(b) with respect to the Wilshire Property (the "Wilshire Lease") so that Section 4 of such lease reads in its entirety as follows:

               4.1 For the period commencing with the Closing (as defined in the Asset Purchase Agreement dated August 15,

     1996, to which Lessee is a party) and ending November 30, 1996, an amount equal to Three Hundred Forty-One Thousand Nine Hundred Fifty-One Dollars ($341,951) per month.

               4.2 For the period commencing December 1, 1996 and ending November 30, 1997, an amount equal to Three Hundred Forty-Seven Thousand Nine Hundred Twenty-One Dollars ($347,921) per month.

               4.3 For the period commencing December 1, 1997 and ending November 30, 1998, an amount equal to Three Hundred Fifty-Three Thousand Nine Hundred Ninety-Two Dollars ($353,992) per month.

               4.4 For the period commencing December 1, 1998 and ending November 30, 1999, an amount equal to Three Hundred Sixty Thousand One Hundred Eighty-Five Dollars ($360,185) per month.

               4.5 For the period commencing December 1, 1999 and ending November 30, 2009, rent per month shall be increased by 1 3/4% per annum.

and (ii) prepare and execute a written form of the lease described on Schedule 6.4(b) with respect to the property located at 815 N. LaSalle St., Chicago Illinois (the "Chicago Lease"), in the form attached hereto as Schedule 6.12. The amendment and lease referred to in clauses (i) and (ii) above, respectively, are to be effective as of the Closing.


                                  ARTICLE VII
                        GENERAL CONDITIONS OF PURCHASE

          The obligations of the parties to effect the Closing shall be subject to the following conditions:

          7.1 No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

          7.2 Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity in connection with the sale of the Purchased Assets hereunder or Buyer's ownership or operation of the Business following the Closing shall have been received or obtained, or shall have been transferred to Buyer, on or prior to the Closing Date, except those which, if not obtained or so transferred, would not have total adverse monetary consequences in excess of 1.5% of the Final Purchase Price, and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.


                                 ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

          8.1 Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller dated as of the Closing Date to such effect; provided, however, that in the event that (i) one or more representations or warranties of Seller is untrue or partially untrue at the Closing, but (ii) such fact does not have, or cannot reasonably be expected to have, total adverse monetary consequences to Buyer in excess of 1.5% of the Final Purchase Price, such fact shall not relieve Buyer of any of its obligations under this Agreement.

          8.2 No Material Adverse Change. Since the date of the Latest Balance Sheet, there shall not have been, occurred or arisen any change or development in, or event affecting, the Business, taken as a whole, or any of the Purchased Assets or Assumed Liabilities that have, or can reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), operating results, assets, liabilities, operations or business of Seller taken as a whole (but excluding, for such purposes, the Excluded Assets and Excluded Liabilities), except for changes, developments and events affecting generally the magazine publishing industry, including, but not limited to, changes in or affecting interest rates, securities markets, paper prices, mailing costs, general levels of advertising and advertising rates, accounting principles, practices or conventions, applicable Laws or comparable events. For purposes of this Section 8.2, any such adverse changes, developments or events having, or reasonably expected to have, total adverse monetary consequences in an amount less than or equal to 1.5% of the Final Purchase Price shall not be considered to have had a material adverse effect on the Business, taken as a whole.

          8.3 Receipt of Closing Deliveries and Releases of Encumbrances. Seller shall have delivered to Buyer each of the deliveries required to be delivered pursuant to Section 2.2 and shall have obtained releases of all material encumbrances relating to the Purchased Assets (other than the Permitted Encumbrances).

          8.4 Third Party Consents. Seller shall have received or obtained all third party consents and approvals (including, without limitation, governmental approvals and permits) that are necessary for Seller to consummate the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Contract identified with an asterisk on Schedule 3.6, in each case on terms reasonably satisfactory to Buyer, and except to the extent the absence thereof would not have a material adverse effect on the Business, taken as a whole, as currently conducted or on Buyer's ability to conduct the Business, taken as a whole, as currently conducted by Seller.

          8.5 Amendment and Restatement of Leases. The Wilshire Lease shall have been amended in accordance with Section 6.12 and not otherwise amended and shall be in full force and effect, and the Chicago Lease shall have been executed by the Petersen Trust and delivered to Buyer.

          8.6 Delivery of Opinion of Seller's Counsel. Buyer shall have received from O'Melveny & Myers LLP, special counsel to Seller, and Robert Gottlieb, Esq., counsel to Seller, opinions in form and substance as set forth in Exhibits H(1) and H(2), respectively, in each case addressed to Buyer and dated as of the Closing. Such counsel shall also, at Buyer's request, deliver reliance letters in customary form to the senior secured creditors of Buyer from whom funds are received to pay the purchase price hereunder.

          8.7 Petersen License; Change of Seller's Name. Petersen shall have executed and delivered to Buyer the Petersen License, and the Petersen License shall be in full force and effect; Seller shall have amended its certificate of incorporation to change its name from "Petersen Publishing" to a name which does not include "Publishing" or any other word relating to publishing, communications or media, or businesses related thereto, and shall have ceased using the name "Petersen Publishing" in any of its business activities.


                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          9.1 Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date and signed by its President to such effect; provided, however, that in the event that (i) one or more representations or warranties of Buyer is untrue or partially untrue at the Closing, but (ii) such fact does not have, and can not reasonably be expected to have, total adverse monetary consequences to Seller in excess 1.5% of the Final Purchase Price, such fact shall not relieve Seller of any of its obligations under this Agreement.

          9.2 Employment of Petersen. Buyer shall have entered into an employment contract with Petersen, in the form attached hereto as Exhibit J.

          9.3 Delivery of Opinion of Buyer's Counsel. Seller shall have received from Kirkland & Ellis, counsel to Buyer, an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to Seller and dated the Closing Date.

          9.4 Receipt of Closing Deliveries and Release of Encumbrances. Buyer shall have delivered to Seller each of the deliveries required to be delivered pursuant to Section 2.3.


                                   ARTICLE X
                     TERMINATION OF OBLIGATIONS; SURVIVAL

          10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on December 31, 1996 (so long as the party so electing termination is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

               (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

               (b) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VII or VIII.

               (c) Conditions to Seller's Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Articles VII or IX.

               (d) Material Breach. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that (i) in the case of a breach of covenant the breaching party shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach and (ii) misrepresentations by any one party having total adverse monetary consequences to the other party in an amount less than or equal to 1.5% of the Final Purchase Price, shall not be considered material for purposes of this Section 10.1(d).

          10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided that, subject to Section 10.3, the obligations of the parties contained in (i) Sections 1.6, 13.2, 15.10, 15.11 and 15.14, (ii) the second sentence of Section 5.3 and (iii) the Confidentiality Agreement, shall survive any such termination, and that a termination under
Section 10.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

          10.3 Limited Survival of Representations and Warranties. The representations and warranties in this Agreement delivered by Buyer or Seller to the other party in connection with this Agreement shall continue through the Closing and shall expire as follows:

               (i) the representations and warranties in any of Sections 3.5 (Taxes) and 3.16 (Employee Benefits) shall continue through the expiration of the applicable statute of limitations, with respect to the liabilities in question;

               (ii) all other representations and warranties shall expire six
     (6) months after the Closing (with the exception of the first clause of the first sentence of Section 3.8 (Title; Condition of Assets) which shall continue unabated); and

               (iii) if a claim or notice is given under Article XI with respect to any representation or warranty prior to the applicable expiration date, such claim shall continue indefinitely until it is finally resolved.

          10.4 Effect of Closing Over Known Unsatisfied Conditions or Breached Covenants. If Buyer or Seller elects to proceed with the Closing aware of any respect in which any condition in its favor has not been satisfied or any representation, warranty or covenant by the other has been breached (the "Known Breach"), the Known Breach shall be deemed to be waived by such party, and such party shall be deemed to fully release and forever discharge the other party on account of any and all claims, demands or charges, known or unknown, to the extent arising from such Known Breach; provided, however, that no waiver of the Known Breach of a covenant shall be deemed to have occurred if the party aware of the other's breach so notifies the other prior to Closing.

          10.5 Notice of Breach of Representations or Warranties. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of the occurrence, or failure to occur, of any event known to Seller or Buyer, as the case may be, that would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing Date; provided that in the case of Seller, "known" shall mean actual knowledge of any senior executive officer of Seller after due inquiry.


                                  ARTICLE XI
                                INDEMNIFICATION

          11.1 Obligations of Seller. Subject to the provisions of Section 11.4, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses (as and when incurred) arising from, as a result of, or based upon any breach or nonperformance of any of the (a) representations or warranties (subject to survivability under Section 10.3), or
(b) covenants or agreements, made by Seller in or pursuant to this Agreement, including in any certificate delivered at the Closing in connection herewith; provided, however, that Losses as a result of, or based upon or arising from, any Environmental Law or any violation thereof shall be limited to those in connection with claims brought by third parties (including Governmental Entities) and remediations necessary to comply with any Environmental Law; and

          11.2 Obligations of Buyer. Subject to the provisions of Section 11.4, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller from and against any Losses (as and when incurred) arising from, as a result of, or based upon, (a) any breach or nonperformance of any of the representations or warranties (subject to survivability under Section 10.3), or
(b) covenants or agreements, made by Buyer in or pursuant to this Agreement, including in any certificate delivered in connection herewith.

          11.3  Procedure.

          (a) Notice. Any party seeking indemnification of any Loss or potential Loss arising from a claim asserted by a third party shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party. The Indemnified Party shall not be foreclosed from obtaining all of its rights hereunder by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except if, and then only to the extent that, the Indemnifying Party incurs an out-of-pocket expense or otherwise has been materially prejudiced as a direct result of such delay.

          (b) Defense. The Indemnifying Party shall be entitled to assume the defense and control of any action giving rise to an Indemnified Party's claim for indemnification under Article XI unless (x) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification is likely to be materially detrimental to or materially injure the Indemnified Party's future business prospects or (y) the claim seeks an injunction or equitable relief against the Indemnified Party that is likely to have a material adverse effect on the business of the Indemnified Party, taken as a whole. If the Indemnifying Party assumes the defense of any Indemnifiable Claim, it shall retain experienced counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in the defense of such claim and employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense). If the Indemnifying Party does not assume such defense, the Indemnified Party may compromise or settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result; provided, however, that the Indemnifying Party (i) shall be responsible only for the reasonable costs of defense and (ii) shall be entitled to participate (at its cost and with counsel of its choice) in the defense of any Action in which the Indemnified Party retained the defense thereof under clause (x) or (y) of the first sentence of this Section 11.3(b); and provided further, that the Indemnifying Party shall not be liable for any settlement or compromise of any such Action of which the Indemnified Party has retained the defense, that is effected without its prior written consent (which consent shall not be withheld unreasonably).

          (c)  Settlement Limitations. Notwithstanding anything in this Section
11.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any third party Action or permit a default or consent to entry of any judgment unless the claimant and the Indemnifying Party provide to the Indemnified Party a release from all liability in respect of the claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept, or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits (to the extent not used to offset Losses incurred by the

Indemnified Party in respect of which the Indemnified Party has not received indemnity payments from the Indemnifying Party).

          11.4  Mitigation; Limitations on Indemnification.

          (a) The Indemnified Party shall take all commercially reasonable steps to mitigate all Losses, including, but not limited to, availing itself of any reasonable and prudent defenses, limitations, rights of contribution, and claims against third parties and other rights at Law (it being understood that any out-of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party.

          Notwithstanding any other provision of this Agreement, subject to the compliance by Buyer with the last sentence of Section 11.4(b), for purposes of determining whether a representation or warranty of Seller has been breached under clause (a) in the first sentence of Section 11.1, the representations and warranties of the Seller shall not be considered to include any of the materiality qualifiers or standards with respect to any effect of a matter or circumstance upon the Business.

          (b) Any recovery pursuant to Article XI shall be net of (i) any Tax benefits realized or realizable by the Indemnified Party based on the present value thereof by reason of such Losses, and (ii) the dollar amount of aggregate insurance proceeds receivable by the Indemnified Party with respect to such Losses in excess of the amount of the Basket. Seller shall not be required to indemnify any Person under Section 11.1 for a breach of a representation or warranty unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $3,250,000 (the "Basket"), and, in such event, Seller shall be responsible for the full amount of all Losses. Seller's indemnity obligations under Section 11.1 for a breach of representation or warranty shall be limited, in the aggregate, to 15% of the Final Purchase Price. In addition, for purposes of determining whether the amount of the Basket has been exceeded, no breach of a representation or warranty which results in losses of $37,500 or less shall be considered.

          11.5 Remedies Exclusive. The remedies provided for in this Article XI shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement in connection with the transactions contemplated hereby, except for claims arising out of any breach of Section
13.2. Except for the remedies against Seller specifically provided for in this Agreement (and except as to remedies for Actual Fraud, as defined below), none of Buyer or any of its Affiliates shall have any recourse against Seller or Petersen in connection with, and Buyer hereby waives and forever releases and discharge Seller, Petersen and their respective Affiliates from and against, any and all Losses, directly or indirectly, as a result of, or based upon or arising from the conduct of the Business and any act or omission with respect to the Business prior to the Closing. Each party hereby waives any provision of law to the extent that it would limit or restrict the agreement contained in this
Section 11.5, except with respect to one party's claim against the other for actual knowing fraud by Seller ("Actual Fraud"). Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to loss of business reputation or opportunity relating to any breach or alleged breach of a representation or warranty set forth in this Agreement; provided that Buyer may seek, and Seller may be held liable for, consequential damages in the event of (i) a breach of Seller's obligation to transfer the Purchased Assets and Assumed Liabilities at Closing pursuant to the terms of this Agreement; (ii) a breach of Seller's obligations set forth in Section 6.10 or (iii) an intentional breach of any provision of this Agreement if such breach would reasonably be expected to frustrate the consummation of the sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement.


                                 ARTICLE XII
                           TAX MATTERS AND INSURANCE

          12.1  Tax Returns; Audits.

          (a) Seller shall file when due all Tax Returns required to be filed by it, whether relating to periods ending before or after the Closing Date, and shall have the responsibility for, and sole right to control, compromise, settle or appeal any Tax audit or other proceeding in connection with any matter that pertains to Seller's or Petersen's liability for Taxes. Buyer shall promptly (and in any event within 15 business days) notify Seller in writing upon receipt by Buyer of notice of any pending or threatened audits or assessments relating to Seller's or Petersen's liability for Taxes.

          (b) Seller shall have no liability under this Agreement for, and Buyer will indemnify Seller and Petersen against, (i) any Tax attributable to or resulting from the ownership of the Purchased Assets or the conduct of the Business by Buyer after the Closing and (ii) any Tax resulting from a breach of a representation, warranty or covenant of Buyer under this Agreement.

          12.2 Wage Reporting. Buyer acknowledges that, at the Closing, Buyer will be purchasing substantially all the property used in the Business, and in connection therewith Buyer will employ individuals who immediately before the Closing Date were employed in such Business by Seller. Accordingly, pursuant to IRS Revenue Procedure 84-77, 1984-2 C.B. 753, provided that Seller provides Buyer with all necessary payroll records, Buyer shall furnish a Form W-2 for the year ended December 31, 1996 to each transferred employee which shall include all wage and other compensation paid to, and taxes withheld from, such employee by Seller during such period, and Seller shall be relieved of the responsibility to do so.

               (a) Employee Withholding Allowance Certificate (Form W-4). In accordance with IRS Procedure 84-77, Seller shall transfer to Buyer any Employee Withholding Allowance Certificate (Form W-4) in Seller's possession for each transferred Employee.

               (b) Calculation of "Annual Wage Limitation" for FICA. In accordance with IRS Regulation (S) 31.3121(a)(1)-1(b), in determining the "annual wage limitation" of each transferred employee for purposes of the Federal Income Contribution Act (FICA) for the year ending December 31, 1996, Buyer will include any remuneration received by such employee from Seller during such period.

          12.3 Insurance Matters. With respect to the insurance policies covered by Section 1.1(a)(xxiii), including those as to which Buyer is named an additional insured pursuant to Section 5.6, Buyer and Seller agree as follows:

               (a) Claims. Buyer is entitled to obtain the benefits under insurance policies held by Seller which are not assigned to Buyer at the Closing but which relate to (but only to the extent they relate to) the Purchased Assets or the Assumed Liabilities (the "Subject Policies"). Seller agrees, at Buyer's request, to file claims under the Subject Policies that relate to the Purchased Assets or Assumed Liabilities ("Claims"); provided, that Seller will have no obligation to file any Claim after December 31, 2000, or other than to the extent the Special Power of Attorney to be provided to Buyer as described below is insufficient to permit Buyer to file any Claim. Seller shall file any such Claim within 30 business days after presentation thereof by Buyer. The form of any such claims shall be prepared by Buyer. Seller shall have no obligation to ascertain or advise Buyer of the existence of any insurable claim under the Subject Policies. After a Claim has been filed, Seller shall not take any action with respect thereto or compromise or settle any Claim unless directed to do so by Buyer. Seller shall take all lawful actions in respect of Claims as are reasonably requested by Buyer, including the prosecution of Claims against insurers providing the Subject Policies, using counsel selected by Buyer; but only if Buyer pays any out-of-pocket costs of Seller, as they are incurred, in connection with the prosecution of Claims. Buyer shall have the right, as the attorney-in-fact of Seller, to make any filing and to prosecute, settle or compromise any Claim under a Subject Policy in the name of and on behalf of Seller. In furtherance thereof, Seller shall, on the Closing Date, execute a Special Power of Attorney in the form of Exhibit I hereto.

               (b) Assignment of Benefits; Payment. To the extent permitted by Law and the terms of the relevant Subject Policies, Seller shall, upon making a Claim requested by Buyer under the Subject Policies, notify the relevant insurer(s) that it has assigned to Buyer any amounts to be paid by such insurer(s) pursuant to such Claim and that all payments of insurance proceeds or benefits relating to such Claim should be paid directly to Buyer. In addition, Seller shall promptly pay to Buyer all insurance proceeds (net of expenses) received by Seller in respect of Claims under the Subject
Policies.

               (c) Preservation of Documents. Seller agrees to preserve all of its papers, records, correspondence or other documents or materials comprising or evidencing the existence of the Subject Policies, including the binders and policies relating to the same until December 31, 2000, and to provide true, correct and complete copies of the same to Buyer upon request as promptly as practicable.

               (d) No Effect on Seller Rights. The provisions of this Section
     12.3 shall not limit or impair the right of Seller and its present or former Affiliates to file and prosecute claims under any insurance policy heretofore, now or hereafter maintained by Seller or its present or former Affiliates, including the Subject Policies. Buyer acknowledges that the Subject Policies contain coverage limitations that may now or in the future be exceeded by claims filed by Seller and its present or former Affiliates, and that Seller has no obligation to reimburse deductibles or allocate or maintain the availability of any coverage under the Subject Policies for the benefit of Buyer. Seller will have no responsibility for the accuracy or completeness of any information submitted by or on behalf of Buyer in connection with the filing or prosecution of Claims. Buyer hereby agrees to indemnify and hold Seller harmless from any Losses resulting from or arising in connection with the filing or prosecution of any Claims hereunder other than Losses resulting from or arising in connection with Seller's bad faith; provided, that for purposes of such indemnification, the parties agree that "Losses" shall not include diminutions in coverage remaining under policy limits due to the assertion and payment of Claims.


                                 ARTICLE XIII
                           PUBLICITY/CONFIDENTIALITY

               13.1 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the identity of Buyer or the Final Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange.

               13.2 Confidentiality. All information disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party or its representatives shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law, (v) was developed by such party or its representatives independent of any information which is otherwise confidential pursuant to this Section 13.2 or (vi) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section 13.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed. If the transactions contemplated hereby are consummated, Seller shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any material confidential or proprietary information or materials relating to the Business. At the Closing, Seller shall assign to Buyer all of its rights under all confidentiality agreements with prospective bidders entered into in connection with the process leading to the sale of the Business; provided, however, that Seller shall have no obligation to obtain consents or approvals from any Person in connection with such assignments and Seller makes no representation as to the effectiveness of any such assignment. In addition, Seller shall request the return or destruction as promptly as possible of all confidential information delivered to prospective buyers. In the event any party hereto is required by law to disclose any confidential information, such party shall promptly notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable law.


                                  ARTICLE XIV
                                  DEFINITIONS

               14.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

               (a) the terms defined in this Article XIV have the meanings assigned to them in this Article XIV and include the plural as well as the singular;

               (b) all accounting terms used herein have the meanings assigned to them under generally accepted accounting principles, except to the extent otherwise provided herein;

               (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions and to "Exhibits" and "Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the Exhibits and Schedules to this Agreement;

               (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

               (e) whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification;

               (f) whenever the phrase "ordinary course of business" is used in this Agreement, it means the usual and ordinary course of business consistent with past practice, including with respect to quantity and frequency; and

               (g) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

               14.2 Specific Provisions. As used in this Agreement the following definitions shall apply:

               "Accounts Receivable" has the meaning specified in Section 1.1(a)(iv).

               "Action" means any investigation, charge, claim, complaint, petition, suit or other proceeding, whether civil or criminal, in law or in equity, by or before any arbitrator or Governmental Entity.

               "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

               "Agreed Accounting Principles" means the accounting principles, policies and practices applied in the preparation of Seller's audited financial statements as of and for the fiscal year ended November 30, 1995 referred to in
Section 3.2(a), without regard to whether with respect to any matter there is more than one generally accepted accounting principle, or generally accepted accounting principles would permit or allow for more than one treatment or approach and without regard to any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby (it being understood that such principles, policies and practices are GAAP as in effect on the date hereof, except as specified to the contrary in the notes to such audited financial statements); and except that any provision for deferred Taxes shall be disregarded.

               "Agreed Rate" means, as of the date of any determination of interest to be made by reference thereto, the interest rate established on such date by Wells Fargo Bank, N.A. as its "prime" rate, or, if that rate is no longer established or published, a comparable interest rate.

               "Agreement" means this Agreement between Buyer and Seller, as amended or supplemented together with all Exhibits and Schedules hereto.

           "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from any Governmental Entity or any other Person in order to comply with any applicable law or to prevent a breach or default under, a termination or a material modification of, or acceleration of the terms of, any material contract, understanding or arrangement.

           "Assumed Liabilities" is defined in Section 1.2.

           "Auditors" means Ernst & Young L.L.P., Los Angeles office, independent public accountants to Seller.

           "Books and Records" means all books, ledgers, files, reports, documents, plans and operating records of or maintained by Seller relating to or otherwise reasonably required for the operation of the Business.

           "Business" means the business, assets and properties, operating as a going concern, which constitutes Seller's publishing and media businesses and all related and ancillary businesses, including the production and promotion of Events; provided, however, that the term Business shall not include any business conducted by Seller solely with the Excluded Assets and Excluded Liabilities.

           "Business Day" means any day on which commercial banks are not authorized or required to close in Chicago, Illinois or Los Angeles, California.

           "Closing" means the consummation of the transactions contemplated by this Agreement.

           "Closing Date" means the date of the Closing.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company Plan" is defined in Section 3.16.

           "Confidentiality Agreement" is defined in Section 15.2.

           "Contract" means any written or oral agreement, arrangement, bond, commitment, contract, franchise indemnity, indenture, instrument, lease or license.

           "Deposit" is defined in Section 1.6.

           "Disclosure Schedule" means the Disclosure Schedule of even date herewith delivered by Seller to Buyer which sets forth certain exceptions to the representations and warranties made by Seller in Article III.

           "Employee Pension Benefit Plan" is defined in Section 3.16.

           "Employee Welfare Benefit Plan" is defined in Section 3.16.

           "Encumbrance" means any charge, mortgage, encumbrance, security interest or lien, whether imposed by agreement, understanding, law, equity or otherwise, provided, however, that "Encumbrance" shall not mean any restrictions on transfer generally arising under any applicable federal or state securities laws.

           "Environmental Laws" means any and all Laws for the purposes of regulating pollution and protecting the environment in effect as of the Closing Date.

           "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

           "ERISA Affiliate" means any Person other than Seller or any Subsidiary who is a member of a group which is under common control with Petersen who together with Petersen is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          "Events" means the exhibits, public events and other promotional opportunities relating to the Publications including ones that are produced by Seller's Events & Promotions Department.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" is defined in Section 1.1(b).

          "Excluded Liabilities" is defined in Section 1.2.

          "Final Purchase Price" is defined in Section 1.3.

          "GAAP" means generally accepted accounting principles in the United States as in effect as of the respective dates of the financial statements referred to in Section 3.2(a).

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, regulatory body or authority, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws or common law as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances."

          "Intangible Property" means any trade secret, secret process or know-how and any and all Marks; provided, however, that "Intangible Property" shall not mean retail or "shrink-wrap" computer software licenses held by Seller.

          "Inventory" is defined in Section 1.1(a)(v).

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute, permit, order, ordinance or other law, rule or regulation, of any Governmental Entity, common law and any Order.

          "Lease" is defined in Section 3.9.

          "Loss" means any loss, cost, damage, expense, liability, obligation, fine or penalty of any kind or nature, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, whether or not arising out of third party claims or paid or incurred in the investigation, collection, prosecution and defense or settlement of claims, that may be imposed on or otherwise incurred or suffered by the specified person; provided, however, that Loss shall not include any consequential damages, or any cost, damage, expense, liability, obligation or penalty, that could not reasonably have been foreseen by the parties at the Closing Date.

          "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or applications for registration of any of the foregoing.

          "Material Contract" means each Contract to which Seller is a party that (a) is a Material Facilities Lease, (b) by its terms obligates Seller to pay an amount in excess of $250,000 per year and which cannot be terminated or cancelled by Seller without liability or penalty upon 30 days' or less prior notice, (c) limits or restricts Seller from freely competing or conducting its business in any manner or place, (d) is a credit agreement, note, bond, mortgage, deed of trust or indenture evidencing any indebtedness of Seller for borrowed money, is a guaranty by Seller, or is an interest rate swap agreement or other derivative, (e) contains a right or obligation, other than pursuant to any Company Plan or Lease, of any Affiliate, officer or director, of Petersen or Seller, from or to Seller, (f) is a contract with any labor union, (g) is an agreement, arrangement or understanding (oral or written) with any officer, stockholder or other insider or affiliate of Seller (other than for employment on customary terms), (h) is an employment contract providing for payments in excess of $100,000, other than Seller's severance policy previously disclosed to Buyer, or (i) represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business; provided, however, that "Material Contract" shall not mean any of the Company Plans.

          "Material Facilities Leases" means each of the real property leasehold interests of Seller used in the Business and listed on Schedule 14.2(a).

          "Order" means any decree, injunction, judgment, order, ruling or writ.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Permitted Encumbrance" means any Encumbrance that:

               (i) is a lien in respect of an Assumed Liability of a landlord, carrier, warehouseman, mechanic, materialman, or any other statutory lien arising in the ordinary course of business;

               (ii) is a lien for Taxes not yet due or being contested in good faith;

               (iii) with respect to the right of a lessee to use any property leased from Seller pursuant to a Lease disclosed on a schedule hereto or not required by this Agreement to be so disclosed, arises solely with respect to such leased property by the terms of the applicable lease;

               (iv) with respect to the right of Seller to use any property leased to Seller pursuant to a Lease disclosed on a schedule hereto or not required by this Agreement to be so disclosed, arises solely with respect to such leased property by the terms of the applicable lease;

               (v) is an Assumed Liability that is a purchase money security interest arising in the ordinary course of business;

               (vi) with respect to interests in any partnership or trust, is an Assumed Liability and arises by the terms of the applicable partnership agreement or trust agreement (provided that such partnership or trust agreement is described on a schedule hereto or not required by this Agreement to be so disclosed), and not on account of a breach thereof; or

               (vii) with respect to any Material Contract disclosed on a schedule hereto, or any Contract which is not a Material Contract and not otherwise required to be disclosed on a schedule hereto, is an Assumed Liability and arises by the terms of the applicable Contract, and not on account of a breach thereof.

          "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Petersen" means Robert E. Petersen, Chairman of the Board and founder of Seller.

          "Petersen Trust" means the R.E. & M. M. Petersen Living Trust.

          "Petersen License" is defined in Section 6.2.

          "Publications" is defined in Section 1.1(a)(xix).

          "Purchased Assets" is defined in Section 1.1(a).

          "Real Property" means interests in real property, appurtenances thereto, and rights in connection therewith, owned or held by Seller, as the case may be.

          "Reconciliation Principles" mean the accounting principles described on the Reconciliation Statement as adjustments to Seller's current assets and current liabilities (as set forth on the Latest Balance Sheet) required to remove assets not included in Purchased Assets and liabilities not included in the Assumed Liabilities.

          "Reconciliation Statement" means the statement of Working Capital at June 30, 1996 attached hereto as Exhibit A.

          "Tax" means any (A) foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability or other tax, of any kind whatsoever; (B) liability of Seller for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of Seller for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, other than an Assumed Liability.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.

          "WARN Act" is defined in Section 4.5.

          "Working Capital" means the amount, if any, by which the current assets included in Purchased Assets (excluding cash and cash equivalents) exceed the current liabilities included in the Assumed Liabilities, as determined in accordance with the Agreed Accounting Principles, the Reconciliation Principles and Section 1.5.


                                  ARTICLE XV
                                    GENERAL

          15.1 Amendments; Waivers. This Agreement and any Exhibit or Schedule attached hereto may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided, except as provided in Section 10.4.

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

          15.2 Exhibits and Schedules; Integration. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such Exhibits and Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Exhibits and Schedules, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, except for the confidentiality agreement dated June 3, 1996 by and between Goldman, Sachs & Co., as agent for Seller, and Willis Stein & Partners, L.P. (the "Confidentiality Agreement").

          15.3 Best Efforts. Subject to Section 5.3, each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

          15.4 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non- contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

          15.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable, except that Buyer may assign all or any portion of its rights and obligations hereunder to any wholly-owned subsidiary of Buyer, and may assign all or any portion of its rights hereunder to one or more of its lenders, so long as Buyer remains liable with respect to its liabilities and obligations hereunder.

          15.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          15.7 Counterparts. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

          15.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and (except as contemplated by Section 11.5) nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          15.9 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

          If to Buyer, addressed to:

          BrightView Communications Group, Inc.
          c/o Willis Stein & Partners, L.P.
          227 West Monroe Street
          Suite 4300
          Chicago, Illinois 60606
          Telecopy:  (312) 422-2418
          Attn:  Avy H. Stein
                 Daniel H. Blumenthal

          With a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Telecopy: (312) 861-2200
          Attn:  John A. Weissenbach, Esq.

          If to Seller or Petersen, addressed to:

          Petersen Publishing Company
          6420 Wilshire Blvd.
          Los Angeles, CA  90048
          Telecopy: (213) 782-2734
          Attn: Robert E. Petersen

          With copies to:

          O'Melveny & Myers LLP
          400 S. Hope St.
          Los Angeles, CA  90071
          Telecopy: (213) 669-6407
          Attn: C. James Levin, Esq.

          and:

          Robert J. Gottlieb, Esq.
          617 N. Maple Drive
          Beverly Hills, CA  90218
          Telecopy: (213) 782-2855

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, on the Business Day on which it is transmitted (or if not transmitted on a Business Day, then on the first Business Day following the date of such transmission) to the applicable number specified in (or pursuant to) this Section 15.9 and an appropriate answerback is received, (ii) if given by mail or courier or any other means, when actually delivered.

          15.10 Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of their advisers.

          15.11 Attorneys' Fees. In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

               15.12 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

               15.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

               15.14 Dispute Resolution; Agreement to Arbitrate. Except to the extent that any specific dispute resolution mechanism has been otherwise provided for with respect to any specific provision of this Agreement (unless such mechanism has been pursued to its conclusion and either the dispute in question remains unresolved or the resolution reached by such process has not been honored), in the event that any dispute arises between Buyer and Seller with respect to this Agreement or the transactions contemplated hereby, the following procedures shall apply.

               (a) The parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, non-performance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith, promptly by negotiations between representatives of the parties. If any such dispute, controversy or claim should arise, duly authorized representatives of Buyer and Seller will meet at least once and will attempt to resolve the matter. Either representative may request the other to meet again within 14 days thereafter, at a mutually agreed time and place. If the matter has not been resolved within 30 days after the first meeting of the representatives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

               (b) If the matter has not been resolved pursuant to the foregoing procedures within 60 days after the first meeting (which period may be extended by mutual agreement), the matter shall be resolved, at the request of either party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. (S)(S)1-16) and in accordance with the Center for Public Resources Rules for Non- Administered Arbitration of Business Disputes, by one arbitrator mutually selected by the parties. If the parties are unable to agree on the selection of an arbitrator, they shall select an arbitrator through the procedures established by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be empowered to act as amiable compositeur or authorized to award punitive damages with respect to any such claim, dispute or controversy. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable.

     The substantive law of the State of California shall apply to any such arbitration proceedings. The place of any such arbitration shall be Los Angeles, California. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

               (c) Notwithstanding the provisions of this Section 15.14, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claim, dispute or controversy arising out of this Agreement.

          IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

                                       BUYER:



                                       BRIGHTVIEW COMMUNICATIONS GROUP, INC.,
                                       a Delaware corporation


                                       By:__________________________
                                       Name:________________________
                                       Title:_______________________



                                       SELLER:

                                       PETERSEN PUBLISHING COMPANY,
                                       a California corporation


                                       By:__________________________
                                       Name: Robert E. Peterson
                                       Title: Chairman of the Board